CVS Health Announces CEO Transition Effective February 2021

Karen S. Lynch Named the Next President and CEO of CVS Health and Larry J. Merlo to
Retire in Spring 2021

WOONSOCKET, R.I., Nov. 6, 2020 /PRNewswire/ -- CVS Health Corporation (NYSE: CVS) today announced that its Board of Directors appointed Karen S. Lynch, currently Executive Vice President, CVS Health and President, Aetna, as the company’s next President and CEO, effective February 1, 2021. Ms. Lynch will also join the company’s Board of Directors upon assuming her new role. Larry J. Merlo will transition from the President and CEO role on February 1, 2021, after beginning his career with the company as a community pharmacist more than 40 years ago, and serving as President and CEO for a decade. Mr. Merlo will continue to serve on CVS Health’s Board of Directors until the company’s next Annual Meeting of Stockholders in May 2021, and as Strategic Advisor to assist with the transition until his retirement on May 31, 2021.

“This leadership transition comes at the right time for CVS Health. This month marks the two year anniversary as one company, with our foundation clearly established and significant positive momentum across the company,” said David W. Dorman, Chair of the Board of CVS Health Corporation. “As Larry has been transparent with us about his overall plans, we were able to put a thorough, multi-year process in place to consider and evaluate internal and external candidates. That process led to the selection of Karen Lynch. Larry’s collaboration with Karen in the coming months will ensure an effective leadership transition.”

“Karen is a seasoned health care expert who knows our business. She brings a relentless focus on the customer, a strong track record of driving growth and innovation, and proven transformational leadership, all of which positions her well for success. Our Board of Directors believes that Karen is the right leader to guide CVS Health into its next era of growth as the company continues its transformation,” Mr. Dorman continued.

“I am deeply honored to have the opportunity to succeed Larry and lead CVS Health on the next phase of our important journey to meet America’s health care needs,” said Karen S. Lynch, Executive Vice President, CVS Health and President, Aetna. “Never before has our purpose been more critical than during these unprecedented times. Together with the CVS Health leadership team and all of our colleagues, I will work to build on the strong foundation Larry has put in place to continue to make health care more accessible and affordable, driving better health outcomes for our consumers and communities. I am highly confident about our company’s future and look forward to further accelerating the value we bring to all of our stakeholders.”

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“On behalf of CVS Health and the Board, I would like to thank Larry for his outstanding leadership and deep commitment to the company. During his tenure, CVS Health has transformed from a regional retail pharmacy into the nation’s leading diversified health services company, with over $250 billion in revenues. Larry led CVS Health’s industry-disrupting acquisition of Aetna in 2018, and strategically positioned the company’s community-based health clinics to provide integrated and holistic health care services to all Americans. In doing so, he created new ways to deliver health care through CVS Health’s unparalleled suite of assets, including a national health insurance plan provider, a pharmacy benefits manager, community-based retail pharmacies and a long-term care pharmacy services business,” said Mr. Dorman. “No discussion of Larry’s tenure would be complete without recognizing his leadership of the company’s bold decision to eliminate the sale of tobacco products from all CVS Pharmacy stores, which was widely credited with being a catalyst for the reduction in smoking levels in the U.S.”

“I am incredibly proud to have had the opportunity to lead CVS Health over the past decade as we pursue our important purpose to help people on their path to better health,” said Larry J. Merlo, President and Chief Executive Officer, CVS Health. “I am grateful to our entire CVS Health team for their dedication and hard work in helping us build a powerful, integrated health services company that will enable us to transform how health care is delivered across the country. Karen has been a key partner to me in our foundational work over the last two years, and her experience and vision will be critical in driving forward CVS Health’s journey of enhancing value for our customers as the nation’s leading health care company for years to come.”

In her current role as Executive Vice President, CVS Health and President, Aetna, and with eight years in total at Aetna, Ms. Lynch is responsible for leading the company’s strategy to deliver consumer-focused, high-value health care to the millions of people Aetna serves. She is also responsible for developing diversified enterprise health care solutions that leverage all of CVS Health’s assets. Prior to joining Aetna in 2012, she was President of Magellan Health Services, a diversified health services company, and held various senior executive positions at Cigna.

At CVS Health, Ms. Lynch had a critical leadership role in the company’s integration of Aetna, launching its first suite of transformative products and services, including the Aetna Connected Plan, powered by CVS Health, and Aetna health plans with access to all covered MinuteClinic services at no cost. Under her leadership Medicare Advantage membership grew more than three times the industry average, generating outstanding membership growth of over 30 percent in 2019. Ms. Lynch has also been instrumental in the design of the HealthHUB strategy, incorporating the HealthHUBs’ differentiated suite of services into Aetna’s offerings.

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Ms. Lynch is consistently rated as a top innovator and influencer in the health care space and has been named to Business Insider’s Top 100 People Transforming Business for the significant role she plays in transforming businesses through innovative solutions that deliver value to customers and drive growth. From 2016 to 2020, she was named to Fortune’s Most Powerful Women in Business list. Ms. Lynch also serves on the Board of U.S. Bancorp and is the Chair of its Audit Committee.

About CVS Health

CVS Health is a different kind of health care company. We are a diversified health services company with nearly 300,000 employees united around a common purpose of helping people on their path to better health. In an increasingly connected and digital world, we are meeting people wherever they are and changing health care to meet their needs. Built on a foundation of unmatched community presence, our diversified model engages one in three Americans each year. From our innovative new services at HealthHUB locations, to transformative programs that help manage chronic conditions, we are making health care more accessible, more affordable… and simply better. Learn more about how we’re transforming health at www.cvshealth.com.

Media contact

T.J. Crawford

Vice President, External Affairs

212-457-0583

crawfordt2@aetna.com

Investor contact

Valerie Haertel

Senior Vice President, Investor Relations

401-770-4050

valerie.haertel@cvshealth.com

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